EXHIBIT 99
FOR IMMEDIATE RELEASE


Contact: Arthur Dague                   Investor/Shareholder Relations
         (203) 329-5094                 (800) 248-8845
         adague@czn.com                 ir@czn.com


               CITIZENS UTILITIES TAKES STEPS TO IMPROVE EARNINGS
               AND WILL TAKE A CHARGE TO SECOND-QUARTER EARNINGS

         Stamford, CT, July 11, 1997 -- Citizens Utilities announced today that the company has taken several actions intended to both improve earnings by year-end 1997 and slow the pace of its telecommunications expansion. Robert J. DeSantis, vice president and treasurer, stated that these actions include a restructuring expected to reduce operating expenses by at least $70 million annually, a second quarter 1997 pre-tax charge of approximately $185 million and a reduction of at least $175 million to the company's 1997 capital expenditure program. Additional actions to further reduce operating expenses will be taken before the end of 1997.

         "Because of lower than anticipated long distance and adjacent market revenues and the charge to earnings, Citizens' earnings and earnings per share (with and without the charge) for the 1997 second quarter as compared to the prior year quarter will decline more than they did in the first quarter of this year. In order to return to a pattern of increasing earnings in succeeding quarters, it is necessary to substantially reduce operating expenses and capital expenditures," said Mr. DeSantis.

         Mr. DeSantis explained that the operating expense savings relate to reductions in workforce and benefits, consolidation of call center operations, closure of sales offices, reduction of sales and marketing activities and reconfiguration of the company's network cost structure through new carrier contracts and network redesign.
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         Mr. DeSantis further stated that the second quarter charge to earnings, like those made by many of Citizens' peer companies, generally relates to the restructuring and the changing regulatory environment. More specifically, he explained that the charge pertains to the cost of employee severance and benefits, lease termination costs, the cost of curtailing sales and marketing initiatives, the cost of information system and software changes, certain assets deemed no longer recoverable and the effect of recent regulatory commission orders.

         In addition, Mr. DeSantis stated that $140 million of the $175 million reduction to the 1997 capital budget impacts the Communications Sector. The recent Federal Communications Commission orders related to access charge reform and the Universal Service Fund subsidies have dictated reconsideration of the company's rural telephone investment program.

         Mr. DeSantis said that these and other planned actions will strengthen the company's operations and improve profitability in succeeding 1997 quarters and beyond.

         Citizens Utilities (NYSE: CZNA, CZNB, CZNPr) provides telecommunications and public utility services to approximately 1.6 million customers in 22 states. Citizens Communications operates an integrated distribution network over which it provides local, long distance, paging, cellular, network sales and other communications products and services. Citizens also has investments in Centennial Cellular Corp. (NASDAQ: CYCL) and Hungarian Telephone and Cable Corp. (ASE: HTC) and owns Electric Lightwave, Inc., a leading competitive provider of communications services for business and long-distance carriers in the western United States.

         This press release contains forward-looking statements relating to future expenses, capital expenditures, revenues, charges and earnings. These statements may differ from actual future results due to, but not limited to, the actual effects of the restructuring, reduction in capital expenditures and other actions described herein, changes in the local and overall economy, the nature and pace of technological change, the number and effectiveness of competitors in the company's markets, success in marketing and selling expenditures and efforts, weather conditions, changes in legal and regulatory policy, name recognition, and the mix of products and services offered in the company's target markets. Investors may wish to consider these important factors in evaluating any statements herein.